Exhibit 99.1

HCI Group Reports Second Quarter and Six-Month 2014 Results

Tampa, Fla. – August 5, 2014 – HCI Group, Inc. (NYSE:HCI) reported results today for the three and six months ended June 30, 2014.

Second Quarter 2014 - Financial Results

Income available to common stockholders in the second quarter of 2014 totaled $16.4 million or $1.39 diluted earnings per common share compared with $16.2 million or $1.40 diluted earnings per common share in the second quarter of 2013.

Gross premiums earned in the second quarter of 2014 increased 11.3% to $91.2 million from $82.0 million in the same period in 2013. The increase was primarily due to policies assumed from Citizens Property Insurance Corporation in November 2013.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance companies) in the second quarter of 2014 increased 9.3% to $62.6 million from $57.3 million in the same period in 2013. Premiums ceded in the second quarter of 2014 were $28.6 million, or 31.3% of the company’s gross premiums earned, compared with $24.6 million, or 30.0% of the company’s gross premiums earned, during the same period in 2013. Our reinsurance rates are based primarily on policy exposures reflected in gross premiums earned.

Net investment income in the second quarter of 2014 was $1.5 million compared with $295,000 in the same period in 2013. The increase was due to the increase in our investment portfolio, which has grown from $66.5 million at June 30, 2013 to $179.2 million at June 30, 2014.

Net realized investment gains were $1.2 million in the second quarter of 2014 compared to net realized investment losses of $8,000 in the same period in 2013.

Losses and loss adjustment expenses during the second quarter of 2014 were $18.4 million compared with $17.4 million in the same period in 2013.

Policy acquisition and other underwriting expenses in the second quarter of 2014 were $9.6 million compared with $7.3 million in the comparable period in 2013. The increase was primarily attributable to commissions and premium taxes related to an increase in policy renewals resulting from policies assumed from Citizens in 2012 and 2013. Other operating expenses, which include a variety of general and administrative expenses, totaled $9.4 million in the second quarter of 2014 compared with $7.4 million in the second quarter of 2013. The increase was primarily attributable to an additional $2.1 million in compensation and related expenses including approximately $1.5 million of accrued bonuses and stock-based compensation.

Interest expense totaled $2.6 million and $846,000 in the second quarter of 2014 and 2013, respectively. The increase was attributable to a $103 million convertible debt offering completed in December 2013.

Second Quarter 2014 - Financial Ratios

The company’s loss ratio applicable to the three months ended June 30, 2014 (defined as losses and loss adjustment expenses related to net premiums earned) was 29.3% compared with 30.4% in the three months ended June 30, 2013.

The expense ratio applicable to the three months ended June 30, 2014 (defined as underwriting expenses, interest and other operating expenses related to net premiums earned) was 34.4% compared with 27.0% for the three months ended June 30, 2013.

Expressed as a total of all expenses in relation to net premiums earned, the combined loss and expense ratio to net premiums earned was 63.7% in the second quarter of 2014 compared with 57.4% for the three months ended June 30, 2013.

Six Months Ended June 30, 2014 - Financial Results

Income available to common stockholders for the six months ended June 30, 2014 totaled $34.1 million or $2.84 diluted earnings per common share, compared with $36.6 million or $3.20 diluted earnings per common share for the six months ended June 30, 2013.

Gross premiums earned for the six months ended June 30, 2014 increased 12.5% to $185.1 million from $164.5 million in the same year-ago period. The increase was primarily due to policies assumed from Citizens Property Insurance Corporation in November 2013.

Net premiums earned for the six months ended June 30, 2014 increased 9.5% to $129.0 million from $117.9 million in the same period in 2013. Premiums ceded for the six months ended June 30, 2014 were $56.1 million, or 30.3% of the company’s gross premiums earned, compared with $46.6 million, or 28.3% of the company’s gross premiums earned, during the same period in 2013.

Net investment income for the six months ended June 30, 2014 and 2013 was $2.5 million and $434,000, respectively.

Net realized investment gains were $1.2 million for the six months ended June 30, 2014 compared to net realized investment gains of $12,000 in the same period in 2013.

Losses and loss adjustment expenses for the six months ended June 30, 2014 and 2013 were $36.9 million and $33.3 million, respectively.

Policy acquisition and other underwriting expenses for the six months ended June 30, 2014 were $18.7 million compared with $13.3 million for the six months ended June 30, 2013. Other operating expenses totaled $18.9 million for the six months ended June 30, 2014 compared with $13.5 million for the six months ended June 30, 2013.

Interest expense from the company’s senior notes issued in 2013 totaled $5.2 million for the six months ended June 30, 2014 compared with $1.5 million for the six months ended June 30, 2013.

Six Months Ended June 30, 2014 - Financial Ratios

The company’s loss ratio applicable to the six months ended June 30, 2014 was 28.6% compared with 28.2% in the six months ended June 30, 2013.

The expense ratio applicable to the six months ended June 30, 2014 was 33.2% compared with 24.0% in the same period in 2013.

Expressed as a total of all expenses related to net premiums earned, the combined loss and expense ratio to net premiums earned was 61.8% in the six months ended June 30, 2014 compared with 52.2% in the same period in 2013.

Management Commentary

“The second quarter of 2014 was another successful quarter for HCI Group,” said Paresh Patel, the company’s chairman and chief executive officer. “Our insurance division continues to generate consistent results as we stay committed to our strict underwriting principles. Our strong balance sheet and solid management team provide great opportunities for growth.”

Conference Call

HCI Group will hold a conference call later today (August 5, 2014) to discuss these financial results. Chairman and Chief Executive Officer Paresh Patel and Chief Financial Officer Richard Allen will host the call starting at 4:30 p.m. Eastern time. A question and answer session will follow management’s presentation.

Dial-in number: (877) 407-8033

International number: (201) 689-8033

Investors or analysts that wish to participate in the Q&A portion of the call should contact Kevin Mitchell at kmitchell@hcigroup.com or (813) 405-3603.

The conference call will be simulcast and available for replay via the investor section of the company’s website at www.hcigroup.com.

Please call the conference telephone number 5 to 10 minutes before the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Liolios Group at (949) 574-3860.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through September 5, 2014.

Toll-free replay number: (877) 660-6853

International replay number: (201) 612-7415

Conference ID: 13587171

About HCI Group, Inc.

HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology services. The company’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., is a leading provider of property and casualty insurance in the state of Florida.

The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI” and are included in the Russell 2000 and S&P SmallCap 600 Index. Its 8% Senior Notes trade on the New York Stock Exchange under the ticker symbol “HCJ.” For more information about HCI Group, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan,” “confident,” “prospects” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. There can be no assurance, for example, that information technology or real estate will enhance growth and profitability prospects. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Kevin Mitchell, Vice President of Investor Relations

HCI Group, Inc.

Tel (813) 405-3603

kmitchell@hcigroup.com

Investor Relations Contact:

Matt Glover or Michael Koehler

Liolios Group, Inc.

Tel (949) 574-3860

hci@liolios.com

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollar amounts in thousands, except share amounts)

	At June 30, 2014	At December 31, 2013
	(Unaudited)
Assets
Fixed-maturity securities, available for sale, at fair value (amortized cost: $117,944 and $110,738, respectively)	$122,430	112,151
Equity securities, available for sale, at fair value (cost: $35,791 and $17,248, respectively)	37,812	17,649
Real estate investments	18,938	16,228

Total investments	179,180	146,028
Cash and cash equivalents	302,048	293,398
Accrued interest and dividends receivable	1,263	1,133
Premiums receivable	28,762	14,674
Prepaid reinsurance premiums	33,277	28,066
Deferred policy acquisition costs	20,083	14,071
Property and equipment, net	12,643	13,132
Other assets	22,399	15,814

Total assets	$599,655	526,316

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	$43,044	43,686
Unearned premiums	206,657	171,907
Advance premiums	14,873	4,504
Assumed reinsurance balances payable	316	4,660
Accrued expenses	10,162	4,032
Dividends payable	3,111	19
Income taxes payable	103	543
Deferred income taxes, net	2,951	2,740
Long-term debt	128,205	126,932
Other liabilities	14,140	6,772

Total liabilities	423,562	365,795

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (liquidation preference $10.00 per share), no par value, 1,500,000 shares authorized, 0 and 110,684 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively	—	—
Series B junior participating preferred stock (no par value, 400,000 shares authorized, no shares issued or outstanding)	—	—
Preferred stock (no par value 18,100,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 10,690,069 and 10,939,268 shares issued and outstanding at June 30, 2014 and December 31, 2013, respectively)	—	—
Additional paid-in capital	36,511	48,966
Retained income	135,585	110,441
Accumulated other comprehensive income, net of taxes	3,997	1,114

Total stockholders’ equity	176,093	160,521

Total liabilities and stockholders’ equity	$599,655	526,316

HCI GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Dollar amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013

Revenue

Gross premiums earned	$91,221	81,952	$185,109	164,499
Premiums ceded	(28,572)	(24,617)	(56,080)	(46,613)

Net premiums earned	62,649	57,335	129,029	117,886

Net investment income	1,481	295	2,540	434
Policy fee income	638	1,426	895	2,198
Net realized investment gains (losses)	1,167	(8)	1,171	12
Other	349	285	766	614

Total revenue	66,284	59,333	134,401	121,144

Expenses

Losses and loss adjustment expenses	18,383	17,414	36,948	33,286
Policy acquisition and other underwriting expenses	9,559	7,308	18,688	13,276
Interest expense	2,609	846	5,183	1,532
Other operating expenses	9,350	7,358	18,889	13,473

Total expenses	39,901	32,926	79,708	61,567

Income before income taxes	26,383	26,407	54,693	59,577

Income tax expense	9,953	10,172	20,643	22,955

Net income	$16,430	16,235	$34,050	36,622

Preferred stock dividends	1	(32)	4	(66)

Income available to common stockholders	$16,431	16,203	$34,054	36,556

Basic earnings per common share	$1.53	1.44	$3.14	3.31

Diluted earnings per common share	$1.39	1.40	$2.84	3.20

Dividends per common share	$0.27	0.23	$0.55	0.45